Exhibit 99.1

Pulmonx Reports Second Quarter 2026 Financial Results

Redwood City, CA - July 29, 2026 – Pulmonx Corporation (Nasdaq: LUNG) (“Pulmonx” or the “Company”), a global leader in minimally invasive treatments for lung disease, today reported financial results for the second quarter of 2026 ended June 30, 2026.

Recent Highlights
•Achieved worldwide revenue of $22.8 million in the second quarter of 2026, a 5% decrease over the same period last year and a decrease of 6% on a constant currency basis
•Delivered $14.2 million in U.S. revenue in the second quarter of 2026, representing a 4% year-over-year decrease
•Delivered $8.6 million in international revenue in the second quarter of 2026, representing a 6% year-over-year decrease and a decrease of 9% on a constant currency basis; excluding China, year-over-year international revenue increased 12% and 9% on a constant currency basis
•Achieved record gross margin of 78% in the second quarter of 2026
•Demonstrated operating leverage from cost realignment efforts, reducing net loss by 34% and adjusted EBITDA loss by 39% in the second quarter of 2026 as compared to the same period last year

“We are pleased with the progress we made in the second quarter executing our commercial strategy, advancing our clinical initiatives, and beginning to deliver the significant operating leverage we expected,” said Glen French, President and Chief Executive Officer of Pulmonx. “With a fully staffed US sales leadership team, a more focused global commercial team, and a realigned cost structure, we are confident in our ability to return to year-over-year revenue growth and drive meaningful operating leverage while advancing our longer-term strategic priorities.”

Second Quarter 2026 Financial Results
Total worldwide revenue in the second quarter of 2026 was $22.8 million, a 5% decrease from $23.9 million in the second quarter of 2025 and a decrease of 6% on a constant currency basis. U.S. revenue was $14.2 million, a 4% decrease from the second quarter of 2025. International revenue was $8.6 million, a 6% decrease compared to the second quarter of 2025, and a 9% decrease on a constant currency basis. The decrease in international revenue was attributable to a lack of sales into China as we awaited the renewal of our registration certificate. Excluding China, international revenue grew 12% year-over-year and 9% on a constant currency basis.

Gross profit in the second quarter of 2026 was $17.7 million, compared to $17.2 million for the second quarter of 2025. Gross margin for the second quarter of 2026 was 78%, compared to 72% for the same period in 2025.

Operating expenses in the second quarter of 2026 were $26.8 million, compared to $32.0 million for the second quarter of 2025, representing a decrease of 16%.

Net loss in the second quarter of 2026 was $10.1 million, or $0.24 per share, compared to a net loss of $15.2 million, or $0.38 per share, for the same period in 2025.

Adjusted EBITDA loss in the second quarter of 2026 was $5.1 million, a reduction of 39% as compared to adjusted EBITDA loss of $8.4 million for the same period in 2025.

Cash and cash equivalents totaled $55.8 million as of June 30, 2026.

2026 Financial Outlook
Pulmonx continues to expect revenue for the full year 2026 to be in the range of $90 million to $92 million.

The Company now expects gross margin for the full year 2026 to be approximately 76%.

Pulmonx now expects total operating expenses for the full year 2026 to fall within the range of $109 million to $111 million, inclusive of approximately $15 million of non-cash stock-based compensation.

The Company continues to expect cash, cash equivalents, and marketable securities to decrease by approximately $23 million for the full year 2026 assuming no additional drawdowns under the Company’s credit facility.

Webcast and Conference Call Details
Pulmonx will host a conference call today, July 29, 2026, at 1:30 p.m. PT / 4:30 p.m. ET to discuss its second quarter financial results. A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at https://investors.pulmonx.com/. The webcast will be archived on the website following the completion of the call.

Use of Non-GAAP Financial Measures
To supplement Pulmonx’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, Pulmonx provides certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, may provide a more complete understanding of factors and trends affecting Pulmonx’s business.

Constant currency calculations show reported current period revenues as if the foreign exchange rates remain the same as those in effect in the comparable prior year period. Pulmonx uses results on a constant currency basis as one measure to evaluate its performance. Pulmonx calculates constant currency by calculating current-year results using foreign currency exchange rates from the applicable comparable period in the prior year. Pulmonx generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. Pulmonx believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Pulmonx generally uses constant currency to facilitate management’s financial and operational decision-making, including evaluation of Pulmonx’s historical operating results.

The Company defines Adjusted EBITDA as earnings before interest income or expense, taxes, depreciation and amortization and stock-based compensation and may also exclude certain non-recurring, irregular or one-time items not reflective of our ongoing core business operations, such as impairment charges. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. Further, management uses adjusted EBITDA for strategic and annual operating planning. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is set forth in the tables below.

The non-GAAP financial measures used by Pulmonx should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. Because non-GAAP financial measures exclude the effect of items that increase or decrease the Company’s reported results of operations, management strongly encourages investors to review, when they become available, the Company’s consolidated financial statements and publicly filed reports in their entirety. The Company’s definition of non-GAAP measures may differ from similarly titled measures used by others.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect our strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. These forward-looking statements include, but are not limited to, statements regarding our ability to drive improvements in revenue growth, execute against our strategic priorities, and deliver meaningful operating leverage, our possible or assumed future results of operations, including long-term outlook, descriptions of our revenues, total operating expenses, gross margin, balances of cash, cash equivalents, and marketable securities, profitability, guidance for full year 2026, and overall business strategy. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Pulmonx’s public filings with the Securities and Exchange Commission (“SEC”), including the Quarterly Report on Form 10-Q filed with the SEC on May 4, 2026, available at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. All statements other than statements of historical fact are forward-looking statements. Except to the extent required by law, we undertake no obligation to update or review any estimate, projection, or forward-looking statement. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business.

About Pulmonx Corporation
Pulmonx Corporation (Nasdaq: LUNG) is a global leader in minimally invasive treatments for chronic obstructive pulmonary disease (COPD). Pulmonx’s Zephyr® Endobronchial Valve, Chartis® Pulmonary Assessment System, LungTraX® Platform, and StratX® Lung Analysis Reports are designed to assess and treat patients with severe emphysema/COPD who despite medical management are still profoundly symptomatic. Pulmonx received U.S. Food and Drug Administration (FDA) Premarket Approval (PMA) to commercialize the Zephyr® Endobronchial Valve following its designation as a “breakthrough device.” The Zephyr Valve is commercially available in more than 25 countries, is included in global treatment guidelines and is widely considered a standard of care treatment option for improving breathing, activity and quality of life in patients with severe emphysema. For more information on the Zephyr Valves and the company, please visit www.Pulmonx.com

Pulmonx®, AeriSeal®, Chartis®, LungTraX®, StratX®, and Zephyr® are registered trademarks of Pulmonx Corporation.

Investor Contact
Brian Johnston or Webb Campbell
Gilmartin Group
investors@pulmonx.com

Pulmonx Corporation
Consolidated Statements of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$22,756	$23,859	$43,342	$46,397
Cost of goods sold	5,014	6,655	9,556	12,851
Gross profit	17,742	17,204	33,786	33,546
Operating expenses
Research and development	5,034	5,306	9,933	10,062
Selling, general and administrative	21,765	26,702	45,866	52,851
Total operating expenses	26,799	32,008	55,799	62,913
Loss from operations	(9,057)	(14,804)	(22,013)	(29,367)
Interest income	329	723	679	1,587
Interest expense	(1,218)	(799)	(2,194)	(1,580)
Other (expense) income, net	(1)	(116)	76	51
Net loss before tax	(9,947)	(14,996)	(23,452)	(29,309)
Income tax expense	133	177	282	312
Net loss	$(10,080)	$(15,173)	$(23,734)	$(29,621)
Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(0.38)	$(0.56)	$(0.74)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	42,468,762	40,429,655	42,184,793	40,193,469

Pulmonx Corporation
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$55,843	$69,751
Restricted cash	259	258
Accounts receivable, net	12,247	12,072
Inventory	16,390	15,845
Prepaid expenses and other current assets	3,394	3,758
Total current assets	88,133	101,684
Long-term inventory	3,803	3,604
Property and equipment, net	1,885	2,220
Goodwill	2,333	2,333
Right of use assets	17,267	18,028
Other long-term assets	1,311	1,422
Total assets	$114,732	$129,291
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$4,675	$3,905
Accrued liabilities	14,070	14,556
Income taxes payable	264	263
Deferred revenue	16	18
Short-term debt	103	106
Current lease liabilities	1,277	1,210
Total current liabilities	20,405	20,058
Deferred tax liability	62	69
Long-term lease liabilities	17,403	18,059
Long-term debt	37,428	36,989
Common stock warrant liability	238	—
Total liabilities	75,536	75,175
Stockholders' equity
Common stock	43	42
Additional paid-in capital	582,396	573,272
Accumulated other comprehensive income	2,049	2,360
Accumulated deficit	(545,292)	(521,558)
Total stockholders' equity	39,196	54,116
Total liabilities and stockholders' equity	$114,732	$129,291

Pulmonx Corporation
Reconciliation of Reported Revenue % Change to Constant Currency Revenue % Change
(in thousands, except percentages)
(Unaudited)

	Three Months Ended June 30,
	2026	2025	% Change	FX Impact %	Constant Currency % Change
United States	$14,176	$14,731	(3.8)%	—%	(3.8)%
International	8,580	9,128	(6.0)%	3.0%	(9.0)%
Total	$22,756	$23,859	(4.6)%	1.2%	(5.8)%

	Three Months Ended June 30,
	2026	2025	% Change	FX Impact %	Constant Currency % Change
International	$8,580	$9,128	(6.0)%	3.0%	(9.0)%
less China	—	(1,484)	(100.0)%	—%	(100.0)%
International excluding China	$8,580	$7,644	12.2%	3.6%	8.6%

	Six Months Ended June 30,
	2026	2025	% Change	FX Impact %	Constant Currency % Change
United States	$27,431	$28,952	(5.3)%	—%	(5.3)%
International	15,911	17,445	(8.8)%	6.1%	(14.9)%
Total	$43,342	$46,397	(6.6)%	2.3%	(8.9)%

	Six Months Ended June 30,
	2026	2025	% Change	FX Impact %	Constant Currency % Change
International	$15,911	$17,445	(8.8)%	6.1%	(14.9)%
less China	—	(3,779)	(100.0)%	—%	(100.0)%
International excluding China	$15,911	$13,666	16.4%	7.8%	8.6%

Pulmonx Corporation
Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP Net loss	$(10,080)	$(15,173)	$(23,734)	$(29,621)
Depreciation and amortization	222	299	442	577
Stock-based compensation	3,698	6,214	7,834	11,826
Interest (income)/expense, net	889	76	1,515	(7)
Provision for income taxes	133	177	282	312
Adjusted EBITDA	$(5,138)	$(8,407)	$(13,661)	$(16,913)